Exhibit 10.1

Execution Version

PEOPLE’S FIRST CHOICE, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Effective as of June 10, 2024

TABLE OF CONTENTS

i

ii

Section 10.10	Transaction Expenses	32

EXHIBITS

Exhibit A         Management Services Agreement

Exhibit B         Assignment of Membership Interests

Exhibit C         Promissory Note

Exhibit D         Pledge Agreement

Exhibit E         Security Agreement

iii

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”) is made effective as of June 10, 2024 (the “Effective Date”), by and among Haven Nectar LLC, a California Limited Liability Company (“Purchaser”), and Unrivaled Brands, Inc., a Nevada corporation (“Unrivaled”), and People’s California, LLC, a California limited liability company (“People’s”), the sole members of People’s First Choice, LLC, a California limited liability company (the “Company”). Each of Unrivaled and People’s are sometimes individually referred to as “Seller” and together as the “Sellers”. Each Seller and Purchaser are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

A.         Company holds a Regulatory Safety Permit issued by the City of Santa Ana, California (“RSP”), to engage in commercial cannabis retail operations (Storefront and Non-Storefront Delivery) at the premises located at 2721 South Grand Avenue, Santa Ana, California 92121 (“Premises”);

B.         Company holds a California commercial cannabis business license C10-0000212-LIC for cannabis retail and delivery (“State Licenses”) issued to it by the California Department of Cannabis Control (“DCC”);

C.         Sellers currently own One Hundred Percent (100%) of the membership interests in Company (the “Interests”);

D.         Sellers wish to sell, and Purchaser wishes to purchase, the Interests, on the terms and subject to the conditions set forth herein;

E.         The Purchaser and the Company shall enter into that certain Management Services Agreement substantially in the form attached hereto as Exhibit A (the “MSA”) simultaneously with the signing of this Agreement; and

F.         The Company shall receive a written Consent for Assignment of the Lease for the Premises (the “Lease Consent”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Action” means any action, suit, arbitration, hearing, mediation or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Authority.

Execution Version

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person. Notwithstanding anything to the contrary contained herein, from and after the Closing, the Company shall not be deemed to be an Affiliate of the Seller.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the MSA, the Lease Consent, the Note, the Pledge Agreement, the Security Agreement and the Assignments.

“Assignments” has the meaning set forth in Section 2.04(a)(ii).

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in San Diego, California are authorized or required by applicable Law to be closed for business.

“California Courts” has the meaning set forth in Section 10.06(b).

“Cap” has the meaning set forth in Section 9.04(a).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement or other labor contract (including any contract or agreement with any works council, labor or trade union or other employee representative body).

“Company Material Contract” has the meaning set forth in Section 4.12(a).

“Confidential Information” has the meaning set forth in Section 6.02(b).

“Contract” any written note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, contract, lease, commitment, legally binding letter of intent or other similar instrument, and any amendments thereto.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled,” “Controlled by” and “under common Control with” shall have correlative meanings.

“Deposit” has the meaning set forth in Section 2.01(c).

“Direct Claim” has the meaning set forth in Section 9.06.

“Effective Date” has the meaning set forth in the Preamble.

Execution Version

“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, pledge, indenture, deed of trust, right of way, encroachment, easement, covenant, option, right of first offer or refusal or transfer restriction, or any other similar restrictions or limitations on the ownership or use of real or personal property or similar irregularities in title thereto.

“Enforceability Exceptions” has the meaning set forth in Section 3.01(b).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” means the party making a claim under this Agreement.

“Intellectual Property” means any and all intellectual property rights throughout the world, including any and all of the following (a) patents, patent applications and patent disclosures, including any continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing, (b) Trademarks, (c) Internet domain names, and social media usernames, handles and similar identifiers, (d) works of authorship, content, copyrights and copyrightable subject matter, design rights and moral and economic rights therein, (e) rights in software, data and databases, (f) trade secrets and other confidential and proprietary information, including confidential and proprietary customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (g) rights in ideas, know-how, inventions (whether or not patentable or reduced to practice), processes, formulae and methodologies, compositions, technologies, techniques, specifications, protocols, schematics and research and development information, (h) any and all applications, registrations and recordings for the foregoing and (i) all rights in the foregoing (including pursuant to licenses, common-law rights, statutory rights and contractual rights), in each case to the extent protectable under applicable Law.

“Interests” has the meaning set forth in Recitals.

“Knowledge” means with respect to (a) the Company, the actual knowledge of any manager of the Company, after reasonable inquiry, and (b) Purchaser, the actual knowledge of any manager, officer or director of the Purchaser, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.

“Lease Consent” has the meaning as set forth in Recital F above.

Execution Version

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any and all actual losses, damages, Liabilities, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, Taxes, settlement payments and expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include punitive damages, lost profits, diminution in value, or other special or compensatory damages except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means, (a) with respect to a Person, a material adverse effect on the business, financial condition, assets or Liabilities or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (i) changes in applicable Laws or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism or changes due to natural disasters, (v) any action expressly required by this Agreement or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, except, in the case of clauses (i) through (iv) to the extent such event, change, circumstance, effect, development, condition or occurrence has or would reasonably be expected to have a disproportionate impact on such Person and its Subsidiaries as compared to other Persons in such Person’s industry, or, (b) with respect to the Company, a material adverse effect on the ability of the Company or the Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company made effective as of November 22, 2021, by and between Unrivaled and People’s.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Payment Schedule” means the payment schedule attached hereto as Schedule I.

“People’s Interest” means 20 Class B Membership Interest Units in the Company.

“Permits” means all licenses, permits, franchises, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

Execution Version

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable and for which appropriate reserves have been established in accordance with the applicable Person’s past accounting practices, consistently applied, (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts which are not yet due and payable or the amount and validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with the applicable Person’s past accounting practices, consistently applied, (c) any non-monetary minor imperfection in title or Encumbrances, encroachments or conditions, if any, that, individually or in the aggregate, do not materially interfere with the continued use or operation of any real property or tangible personal property, as currently used or operated and (d) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“Pledge Agreement” has the meaning set forth in Section 2.04(v).

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchaser Indemnitees” has the meaning set forth in Section 9.02.

“Promissory Note” has the meaning set forth in Section 2.01(d).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resignation” has the meaning set forth in Section 6.04.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Indemnitees” has the meaning set forth in Section 9.03.

“Survival Period” has the meaning set forth in Section 9.01.

“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, charges, fees, imposts, and governmental levies and assessments including all income, gross receipts, member units, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes, withholding, foreign withholding, social security, welfare, unemployment, disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, estimated taxes, inventory, escheat, guaranty fund assessment, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature imposed, imposable or collected by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any transferee, successor or other liability in respect of any items described above payable by reason of contract, assumption, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under foreign, state or local law) or otherwise.

Execution Version

“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Tax Returns” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Threshold” has the meaning set forth in Section 9.04(a).

“Transaction Expenses” means (a) all fees, costs and expenses incurred by or on behalf of a Party in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all of the fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other advisors, and (b) any severance, change of control, sale, retention or similar bonuses, compensation or payments (together with the employer portion of employment Taxes payable in connection with such amounts) payable to any current or former director, officer, employee or natural independent contractor of the party as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Unrivaled Closing Interest” means 60 Class A Membership Interest Units in the Company.

“Unrivaled Remainder Interest” means 20 Class A Membership Interest Units in the Company.

Section 1.02    Interpretation.

(a)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)    Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

Execution Version

(c)    The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(d)    References to a “party” hereto means Purchaser, the Company or the Sellers, and references to “parties” hereto means Purchaser, the Company and the Sellers, unless the context otherwise requires.

(e)    References to “dollars” or “$” mean United States dollars.

(f)    The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)    All capitalized terms used without definition in the Exhibits and Schedules to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II
CLOSING

Section 2.01    Purchase of Interests

. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) People’s shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from People’s, all of the People’s right, title and interest in and to the People’s Interest, free and clear of all Encumbrances, (b) Unrivaled shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from Unrivaled, all of Unrivaled’s right, title and interest in and to the Unrivaled Closing Interest, free and clear of all Encumbrances and (c) the Purchaser shall pay to People’s an amount equal to the sum of Nine Million ($9,000,000.00) (the “Purchase Price”), payable to People’s or its designee in accordance with this Section 2.01 and the Funds Flow executed by the Parties:

(a)    Seven Million One Hundred Thousand Dollars ($7,100,000.00) of the Purchase Price shall be deposited by Purchaser into escrow with Wicker Law Group, as the escrow agent, prior to the Closing Date, and shall be released and paid by wire transfer, subject to release as provided in this Agreement, to People’s on the Closing Date;

(b)    The balance of the amounts held in the escrow with Wicker Law Group shall be distributed as provided pursuant to the Funds Flow executed by the Parties;

(c)    The remaining balance of the Purchase Price that is represented by Nine Hundred Thousand Dollars ($900,000.00) (the “Deposit”) that was deposited into escrow with Wicker Law Group on or about March 14, 2024, is hereby deemed a non-refundable deposit and shall be paid by wire transfer to People’s on or before the Closing Date; and

Execution Version

(d)    The balance of the Purchase Price, in the amount of One Million Dollars ($1,000,000.00), shall be payable to People’s pursuant to a secured promissory note substantially in the form set forth in Exhibit C (the “Promissory Note”) in equal monthly installments paid by wire or ACH (as requested by People’s) from Purchaser to People’s of Forty-One Thousand Six Hundred Sixty-Six and 67/100 ($41,666.67) commencing from the first day of the month following the month in which the Closing occurs.

(e)    At such time as the RSP and the State Licenses have been transferred to Purchaser such that Purchaser is a valid holder of the RSP and the State Licenses and Unrivaled’s ownership of an Interest is no longer required for Purchaser’s legal operation of the Company’s business, Unrivaled shall transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall acquire and accept from Unrivaled, for no additional consideration, all of Unrivaled’s right, title and interest in and to the Unrivaled Remainder Interest, free and clear of all Encumbrances.

Section 2.02    Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place electronically by mutual exchange of portable document format (.PDF) signatures and electronic delivery of funds, or at such other place, time and date as the Sellers and the Purchaser may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing Date shall be on or before June 10, 2024. The Closing shall be deemed to occur and be effective at 11:59 p.m., local time, in Santa Ana, California, on the Closing Date.

Section 2.03    Uncertificated Interests. Neither the Sellers nor the Company shall be required to provide physical certificates representing the Interests to the Purchaser, and, instead, the Interests shall be recorded as held by the Purchaser in the book and records of the Company upon their transfer in accordance with this Article II.

Section 2.04    Closing Deliverables.

(a)    At the Closing, the Company and/or the Sellers, as applicable and as indicated, shall deliver or cause to be delivered to the Purchaser the following:

(i)    the Company shall deliver evidence reasonably satisfactory to the Purchaser that the transfer of the Interests has been appropriately entered on the equity transfer books of the Company;

(ii)    assignments transferring the Interests, duly executed by the applicable Sellers, substantially in the form set forth in Exhibit B (the “Assignments”); provided, that the Assignment for the Unrivaled Remainder Interest shall be endorsed by Unrivaled in blank, to be dated and effective as provided in Section 2.01(d);

(iii)    the Lease Consent, duly executed by the applicable parties thereto;

(iv)    the MSA, duly executed by the applicable parties thereto;

(v)    a Guaranty and Security Agreement substantially in the form set forth in Exhibit D securing the Promissory Note (the “Pledge Agreement”), duly executed by People’s;

Execution Version

(vi)    a Security Agreement substantially in the form set forth in Exhibit E securing the Promissory Note, duly executed by People’s;

(vii)    certified resolutions from the governing bodies of each of the Sellers authorizing this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby; and

(viii)    without limitation by specific enumeration of the foregoing, all other documents reasonably required by the Purchaser to consummate the transactions contemplated by this Agreement.

(b)    At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers the following:

(i)    the MSA, duly executed by the applicable parties thereto;

(ii)    the Purchase Price, in accordance with this Section 2 and Schedule I;

(iii)    the Lease Consent, duly executed by the applicable parties thereto;

(iv)    the Promissory Note duly executed by the Purchaser;

(v)    the Pledge Agreement duly executed by the Purchaser;

(vi)    the Security Agreement duly executed by the Purchaser;

(vii)    certified resolutions from the governing body of Purchaser authorizing this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby; and

(viii)    without limitation by specific enumeration of the foregoing, all other documents reasonably required by the Sellers to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.01    Representations and Warranties of Unrivaled. Unrivaled hereby represents and warrants to the Purchaser as follows as of the Effective Date:

(a)    Organization and Authority. Unrivaled is a corporation duly organized and validly existing under the laws of the State of Nevada.

Execution Version

(b)    Authority and Enforceability. Unrivaled has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Unrivaled has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Unrivaled and, assuming the due authorization, execution and delivery by each of the other Parties, this Agreement constitutes the valid and binding obligation of Unrivaled enforceable against Unrivaled in accordance with its terms, subject to: applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Enforceability Exceptions”).

(c)    No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 4.04 are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Unrivaled, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in a violation or breach of, or default under any provision of its Articles of Incorporation or Bylaws; (b) conflict with or result in a violation or breach of any provision of Law or Permit applicable to either Seller or any of its Affiliates (other than the Company); (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Unrivaled or any of its Affiliates (other than the Company) is a party or by which Unrivaled, or any of its Affiliates (other than the Company), are bound or to which any of its respective properties and assets are subject; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of Unrivaled.

(d)    Ownership of Interests. Unrivaled owns 80 Class A Units of the Company, constituting all of the outstanding Class A Units of the Company and all of the Interest owned by Unrivaled, of record and beneficially, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws and those contained in the Operating Agreement). The Interests are not certificated. Unrivaled represents and warrants to Purchaser that (i) it has not made any agreement to sell, transfer or hypothecate its Interests other than as disclosed herein, and (ii) it has not made any agreement in the name or on behalf of, or regarding, the Company or Interests held by it that has not been disclosed to the Purchaser in writing.

(e)    Fees to Brokers and Finders. Unrivaled has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement except for Unrivaled’s portion of the Brokers Fee equal to $32,982.96 of $370,000 payable to Green Life Business Group, Inc.

(f)    No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01, neither Unrivaled nor any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of Unrivaled, including any representation or warranty as to the accuracy or completeness of any information regarding Unrivaled furnished or made available to the Purchaser, or any representation or warranty arising from statute or otherwise in law.

Execution Version

Section 3.02    Representations and Warranties of People’s.  People’s hereby represents and warrants to the Purchaser as of the Effective Date as follows:

(a)    Organization and Authority. People’s is a limited liability company duly organized and validly existing under the laws of the State of California.

(b)    Authority and Enforceability. People’s has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. People’s has taken all requisite limited liability company or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by People’s and, assuming the due authorization, execution and delivery by each of the other Parties, this Agreement constitutes the valid and binding obligation of People’s enforceable against People’s in accordance with its terms, subject to the Enforceability Exceptions.

(c)    No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 4.04 are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by People’s, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in a violation or breach of, or default under any provision of its organizational documents; (b) conflict with or result in a violation or breach of any provision of Law or Permit applicable to the Sellers or any of their Affiliates (other than the Company); (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which People’s or any of its Affiliates (other than the Company) is a party or by which People’s, or any of its Affiliates (other than the Company), are bound or to which any of its respective properties and assets are subject; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of People’s.

(d)    Ownership of Interests. People’s owns 20 Class B Units of the Company, constituting all of the outstanding Class B Units of the Company and all of the Interest owned by People’s, of record and beneficially, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws and those contained in the Operating Agreement). The Interests are not certificated. People’s represents and warrants to Purchaser that (i) it has not made any agreement to sell, transfer or hypothecate its Interests other than as disclosed herein, and (ii) it has not made any agreement in the name or on behalf of, or regarding, the Company or Interests held by it that has not been disclosed to the Purchaser in writing.

(e)    Fees to Brokers and Finders. People’s has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement except for People’s portion of the Brokers Fee equal to $337,017.04 of $370,000 payable to Green Life Business Group, Inc.

(f)    No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02, neither People’s nor any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of People’s, including any representation or warranty as to the accuracy or completeness of any information that People’s furnished or made available to the Purchaser, or any representation or warranty arising from statute or otherwise in law.

Execution Version

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules attached to this Agreement, the Company hereby represents and warrants to the Purchaser as of the Effective Date as follows:

Section 4.01    Organization and Qualification. The Company is a limited liability company, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization. The Company has all requisite power and authority to carry on its business as currently conducted by it and to own and make use of its assets as currently used. The Company is duly qualified to do business and is in good standing (or the equivalent thereof) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to the Purchaser prior to the date hereof correct and complete copies of the organizational documents of the Company in effect as of the date hereof. Each such organizational document is in full force and effect, and the Company is in compliance with its organizational documents.

Section 4.02    Authority and Enforceability.

(a)    The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all requisite limited liability company or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03    Capital Structure.

(a)    The Sellers are the sole owners of all of the Interests, which includes all membership units or other equity interests in the Company that are issued and outstanding. The Interests have been duly authorized, are validly issued and are non-assessable. Except for this Agreement and as contained in the Operating Agreement, there are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character relating to the Interests, and the Company is not committed to issue any of the foregoing. The Interests have not been issued in violation of any applicable Laws or the organizational documents of the Company. The Company does not have any debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, member units or other equity interests of the Company. There are no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any membership units or other equity interests of the Company. There are no membership units or other equity or voting interests of the Company reserved for issuance. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company.

Execution Version

(b)    The Company does not own, directly or indirectly, any membership units or other equity or voting interest of any Person. The Company has no direct or indirect equity or ownership interest in any business nor is it a member of or participant in any partnership, joint venture or other entity. There are no outstanding contractual obligations of the Company to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no irrevocable proxies, voting trusts or other agreements to which the Company is a party with respect to the Interests, or other equity or voting interests in, the Company. There are no restrictions that prevent or restrict the payment of distributions by the Company other than those imposed by applicable Law or contained in the Operating Agreement.

Section 4.04    Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except for consents, approvals, authorizations, waivers, notices and filings as related to the transfer of ownership of the RSP and State Licenses issued by the City of Santa Ana and DCC, respectively. Company agrees to add Purchaser as a co-owner at Purchaser’s expense.

Section 4.05    No Violations. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Company, (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Company Material Contract or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Company or the Interests.

Section 4.06    Compliance with Laws; Permits. The Company is in compliance in all material respects with all applicable Laws. The Company has not received any written notice from any Governmental Authority that it is or is alleged to be in material violation of any applicable Law. The Company has obtained and maintained all Permits required by any Governmental Authority for the Company’s operation and general course of business.

Execution Version

Section 4.07    Litigation; Governmental Orders.

(a)    There is no Action or claim pending or, to the Knowledge of the Company, threatened, or, to the Knowledge of the Company, governmental investigation threatened or pending by, against or involving the Company or any of its respective properties or assets.

(b)    The Company is not subject to any Governmental Order that restricts the operation of the business of the Company.

Section 4.08    Taxes. Except as set forth in Section 4.08 of the Disclosure Schedules:

(a)     (i) All income, premium and other material Tax Returns required to be filed by or on behalf of the Company have been timely filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all income, premium and other material Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid or are subject to payment plans pursuant to which such Taxes are being paid.

(b)    The Company has complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c)    The Company does not have any liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor.

(d)    No income, premium or other material Taxes with respect to the Company are under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any income, premium or other material Taxes of the Company, and no Tax Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against the Company with respect to any Tax period for which the period of assessment or collection remains open.

(e)    No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company is liable and that remains in effect has been granted or requested.

(f)    Taking into account any valid extensions of due dates, payment plans and other agreements with state and local Tax Authorities, the Company is current in the payment of all state and local Taxes of the Company as of the Effective Date and will be current in such payments as of the Closing.

Execution Version

Section 4.09    Employee Benefits. The Company maintains the employee benefit plans as described in Section 4.09 of the Disclosure Schedules.

Section 4.10    Employee Matters. As of the date hereof, the Company has approximately 70 employees. The Company is involved in collective bargaining negotiations and subject to a National Labor Relations Board charge as described in Section 4.10 of the Disclosure Schedules.

Section 4.11    Intellectual Property.

(a)    Section 4.11(a) of the Disclosure Schedules lists all material Intellectual Property owned or used by the Company in the operation of its business.

(b)    To the Knowledge of the Company, the conduct of its business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party.

(c)    The consummation of the transactions contemplated hereby or by any of the Ancillary Agreements will not alter or impair any rights of the Company to use any Intellectual Property material to the operation of its business except as set forth on Section 4.11(c) of the Disclosure Schedules.

Section 4.12    Material Contracts.

(a)    Except as set forth in Section 4.12 of the Disclosure Schedules, the Company is not a party to any material contracts (a “Company Material Contract”).

Section 4.13    Title to Assets; Sufficiency of Assets. The Company owns, and has good and valid title to, all assets purported to be owned by it.

Section 4.14    Real Property. The Company does not own any real property or interests in real property, except as set forth in the Lease.

Section 4.15    Fees to Brokers and Finders. The Company does not have any obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

Section 4.16    Bank Accounts. The Company has the banks accounts listed on Section 4.16 of the Disclosure Schedules.

Section 4.17    FCPA. The Company (including any of its respective officers, directors, agents, employees or other Person acting on their behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Execution Version

Section 4.18    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of the Sellers, the Company nor any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Sellers or the Company furnished or made available to the Purchaser or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers and the Company as of the Effective Date as follows:

Section 5.01    Organization and Qualification. The Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of California.

Section 5.02    Authority and Enforceability.

(a)    The Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(b)    The Purchaser and its Affiliates have all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Purchaser has, and its Affiliates have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Purchaser or its Affiliates upon the terms and subject to the conditions set forth therein and in this Agreement, will be duly executed and delivered by the Purchaser or its Affiliates, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each such Ancillary Agreement will constitute the valid and binding obligation of the Purchaser or its Affiliates, as applicable, enforceable against the Purchaser or its Affiliates in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03    Governmental Filings and Consents. No consents, authorizations, approvals, or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except for consents, approvals, authorizations, waivers, notices and filings set forth in Section 4.04 of this Agreement.

Execution Version

Section 5.04    No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 5.03, if any, are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Purchaser’ organizational documents, or (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Purchaser.

Section 5.05    Litigation; Governmental Orders. There is no Action or claim pending or, to the Knowledge of the Purchaser, threatened, or, to the Knowledge of the Purchaser, governmental investigation threatened or pending by, against or involving the Purchaser, that would prevent Purchaser from consummating the transactions contemplated hereby, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party, in any material respect.

Section 5.06    Fees to Brokers and Finders. The Purchaser does not have any obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

Section 5.07    Sufficiency of Funds. The Purchaser has sufficient funds readily available to it without restriction to pay the Purchase Price in accordance with the terms of this Agreement and the Promissory Note.

Section 5.08    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of the Purchaser nor any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of the Purchaser, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchaser furnished or made available to the Sellers or the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI
COVENANTS

Section 6.01    Conduct of Business. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise expressly required or permitted by, and in accordance with, this Agreement (including, without limitation, distribution of cash and cash equivalents as provided in Section 7.02(d)), as required by applicable Law, or with the prior written consent of the Purchaser, the Company shall (x) conduct its business in the ordinary course of business consistent with past practice, (y) use reasonable best efforts to maintain and preserve intact its business organizations and operations and (z) not:

(a)    purchase, redeem or repurchase any part of the Interests;

Execution Version

(b)    issue, sell, pledge, transfer, dispose of or encumber any of its membership units or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such member units or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such member units or other equity interests, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person;

(c)    split, combine, subdivide or reclassify any of its membership units or other equity interests;

(d)    (i) incur any indebtedness for borrowed money or issue any debt securities, (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than any transactions solely between or among the Company) or (iii) waive any material claims or rights of, or cancel any debts to, any of the Company;

(e)    amend (by merger, consolidation or otherwise) its organizational documents;

(f)    voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(g)    make any filings with any Governmental Authority relating to (i) the withdrawal or surrender of any license or Permit held by the Company or (ii) the withdrawal by the Company from any lines or kinds of business;

(h)    (i) make, revoke or amend any Tax election, (ii) enter into any closing agreement, settlement or compromise of any Tax Liability or refund, (iii) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, or (vi) adopt or change any method of Tax accounting;

(i)    except as set forth in Section 6.01(i) of the Disclosure Schedules, (i) modify, extend, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor or trade union, works council, employee representative body, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(j)    terminate, cancel or materially modify or amend any insurance coverage maintained by the Company with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage;

(k)    (i) acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing or (ii) enter into any new lines of business or introduce any new material products or services; or

(l)    enter into any Contract with respect to any of the foregoing.

Execution Version

Section 6.02    Access to Information; Confidentiality.

(a)    During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall (i) afford the Purchaser and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company, (ii) furnish the Purchaser and its Representatives with such financial, operating, Tax, litigation and other data and information related to the Company as the Purchaser or any of its Representatives may reasonably request that is in the possession or control of the Company. In exercising its rights hereunder, the Purchaser shall conduct itself so as not to unreasonably interfere in the conduct of the Company’s businesses.

(b)    From and after the Closing, without the prior written consent of the Purchaser, the Sellers shall not, directly or indirectly, disclose (and will direct its respective Representatives not to disclose) any Confidential Information. Prior to the Closing, without the prior written consent of the Sellers, the Purchaser shall not, directly or indirectly, disclose (and will direct its representatives not to disclose) any Confidential Information. The term “Confidential Information” means any non-public information of the Company in spoken, printed, electronic or any other form or medium, including, but not limited to, non-public business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, transactions, potential transactions, know-how, trade secrets, databases, manuals, records, supplier information, financial information, accounting information, legal information, marketing information, pricing information, payroll information, personnel information, customer information, customer lists and supplier lists. Confidential Information shall not include any information that (a) is available in the public domain (other than as a result of disclosure in violation of this Agreement); (b) is lawfully acquired by a Party or any of its Affiliates or their respective Representatives from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If a Party or its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of applicable Law, such shall promptly notify the other Parties in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed; provided that such Person shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(c)    Except as and to the extent required by applicable Law or as otherwise set forth herein, neither the Purchaser, nor the Sellers will make (and each will direct its representatives not to make, directly or indirectly) any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of this Agreement or the transaction between or among the Parties or any of the terms, conditions or other aspects of the transaction set forth in this Agreement. If a Party is required by applicable Law to make any such disclosure, it must first provide to the other Parties the content of the proposed disclosure, the reasons that such disclosure is required by applicable Law and the time and place that the disclosure will be made.

Execution Version

Section 6.03    Reasonable Best Efforts; Regulatory Matters.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser, the Company and the Sellers, as applicable, shall use their respective commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) all Parties using commercially reasonable best efforts to (A) prepare and make all necessary, proper or advisable notices and filings with any Governmental Authority, and (B) obtain all necessary, proper or advisable consents, approvals, authorizations or waivers of any Governmental Authority, including remaining on as an owner until the DCC approves the requisite ownership transfer; and (ii) the Purchaser, the Company and People’s (to the exclusion of Unrivaled) shall remove Bernard Steimann and/or People’s from all Company corporate filings, including those with the California Secretary of State, responsible party tax filings and from all licenses and permits whether state or local. All such actions under this Section 6.03, shall be at the sole expense of the Purchaser.

(b)    The Purchaser and the Company shall reasonably consult with each other with respect to the making of all notices and filings with, and obtaining all consents, approvals, authorizations or waivers of, any Governmental Authority necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised on a prompt basis of the status of such matters relating to such notices, filings, consents, approvals, authorizations and waivers. The Purchaser and the Company shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each will consult the other on, in each case, subject to applicable Law, any material notice or filing with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, and each Party shall in good faith consider comments of the other Parties thereon. The Party responsible for any such action shall promptly deliver to the other Parties evidence of the making of all notices, filings and submissions relating thereto, and any supplement, amendment or item of additional information in connection therewith. Notwithstanding the foregoing, in no event shall a Party be required to disclose to any other party any of its Trade Secrets.

(c)    The Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization or waiver is necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication. Each Party shall, to the extent reasonably practicable and permitted by applicable Law or Governmental Authority, (i) in advance, notify the other Parties, of any meeting any Governmental Authority in connection with the transactions contemplated by this Agreement, and reasonably consult with the other Parties in scheduling any of these meetings and (ii) give the other Parties a reasonable opportunity to participate in such meeting.

Section 6.04    Resignation. (a) the Company shall cause any position held by the Sellers or their Representatives with the Company to resign such position or positions, effective no later than three (3) Business Days after the date the Department of Cannabis Control approves the requisite ownership transfer, and (b) Sellers hereby agrees to deliver any such resignations to such effect (the “Resignation”).

Execution Version

Section 6.05    Public Disclosure. Prior to the Closing, the Parties shall agree on the form and content of any initial press release that may be issued jointly or separately by a Party, and, except with the prior written consent of the Sellers and the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue nor shall any Affiliate of such party issue any other press release or other public statement or public communication with respect to this Agreement or the transactions contemplated hereby; provided that each of the Sellers, the Company and the Purchaser may, without the prior written consent of such other Parties, make such public statement or issue such public communication (a) as may be required by applicable Law and, if practicable under the circumstances, after reasonable prior consultation with such other parties, (b) that consists solely of information contained in prior announcements made by any or all of the Purchaser, the Company, the Sellers, or any of their or his respective Representatives or (c) to enforce its rights or remedies under this Agreement.

Section 6.06    Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Purchaser shall be responsible for the timely payment of all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement. Purchaser shall, and the Sellers shall cooperate to, prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes and shall promptly provide the Sellers with copies of any such documentation and Tax Returns.

Section 6.07    Release. Effective as of the Closing Date, Purchaser hereby releases Sellers as to any claims that Purchaser or the Company may have against Sellers and each of their Representatives and Affiliates, arising from the Sellers having been members or managers of the Company prior to the Closing Date, provided, that, nothing contained in this Section 6.07 shall affect the rights, liabilities or obligations of any (a) Party under this Agreement and the Ancillary Agreements, (b) violation of Law by either Seller, or (c) claims that cannot be released under applicable Laws.

Section 6.08    Further Assurances. From and after the Closing, the Purchaser, the Company and the Sellers shall, and shall cause their and his respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. From and after the Closing, upon receipt by the Company or Purchaser of any payment with respect to any accounts receivable of the Company attributable to any period prior to the Closing, the Purchaser shall, after Purchaser’s receipt thereof, promptly remit such amounts to the Sellers by remitting such amounts to the account designated by the Sellers via wire or other mutually agreed upon method of payment. In the event that the Sellers become aware that the Company or Purchaser may receive, or has received, any such payment attributable to a period prior to the Closing, any Seller shall promptly notify the Purchaser in writing thereof.

Execution Version

Section 6.09    Notice of Developments. From time to time during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, if any Party becomes aware of any event, fact or condition or nonoccurrence of any event, fact or condition that constitutes a breach of any representation, warranty, covenant or agreement of such Party, or would constitute a breach of any representation or warranty of such Party if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on the Closing Date, then such Party will promptly provide the other Parties hereto with a written description of such event, fact or condition.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser) as of the Closing of the following conditions:

(a)    Representations and Warranties Regarding the Sellers. The representations and warranties of the Sellers set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below).

(b)    Representations and Warranties Regarding the Company. The representations and warranties of the Company set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below).

(c)    Covenants of the Sellers. The covenants and agreements of the Sellers set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects.

(d)    Covenants of the Company. The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects.

(e)    No Material Adverse Effect. Except as may result from this Agreement or the Management Services Agreement, from the date of this Agreement, no Material Adverse Effect has occurred, and there shall be no event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Material Adverse Effect.

(f)    No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Execution Version

(g)    Closing Deliverables. The Purchaser shall have received (or waived receipt of) those deliverables described in Section 2.04(a).

Section 7.02    Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement subject to the satisfaction (or waiver by Unrivaled) as of the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties set forth in Article V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below).

(b)    Covenants. The covenants and agreements of the Purchaser set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c)    No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)    Cash and Cash Equivalents. The Company shall have distributed all of its cash and cash equivalents.

(e)    Closing Deliverables. The Sellers shall have received (or waived receipt of) those deliverables described in Section 2.04(b).

ARTICLE VIII
TERMINATION

Section 8.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:

(a)    by mutual written consent of the Purchaser and the Sellers;

(b)    by the Purchaser, if the Closing has not occurred on or before May 31, 2024 (as such date may be extended pursuant to this Agreement, the “Outside Date”) unless the absence of the occurrence of the Closing shall be due to the failure of the Purchaser (or any of their Affiliates) to materially perform its obligations under this Agreement required to be performed by them on or prior to the Closing Date;

(c)    by the Sellers or the Company, if the Closing has not occurred on or before the Outside Date unless the absence of the occurrence of the Closing shall be due to the failure of the Sellers or the Company (or any of their Affiliates) to materially perform their obligations under this Agreement required to be performed by them on or prior to the Closing Date.

Execution Version

(d)    by the Purchaser or the Sellers if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(e)    by the Purchaser if (i) it is not in material breach of any of its obligations hereunder and (ii) a Seller or the Company is in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.01(a), Section 7.01(b), Section 7.01(c), or Section 7.01(d) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) five (5) Business Days after the giving of written notice by the Purchaser to the Sellers and (y) two (2) Business Days prior to the Outside Date; or

(f)    by the Sellers if (i) the Sellers and Company are not in material breach of any of their obligations hereunder and (ii) any Purchaser is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) five (5) Business Days after the giving of written notice by the Sellers to the Purchaser and (y) two (2) Business Days prior to the Outside Date.

Section 8.02    Procedure Upon Termination. In the event of termination and abandonment by the Sellers or the Purchaser, or both, pursuant to Sections 7.01 or 7.02, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, without further action by any of the Parties, other than as described at Section 8.01.

Section 8.03    Effect of Termination. If this Agreement is terminated in accordance with Section 8.01, this Agreement shall thereafter become void and have no effect, and no party shall have any Liability to any other party, its Affiliates or any of their respective directors, officers, employees, equity holders, partners, members, agents or representatives in connection with this Agreement, except that, (a) the obligations of the Parties contained in Section 6.02, this Section 8.03 and 10.10 shall survive and (b) termination will not relieve any party from Liability for any intentional and material breach of this Agreement or fraud prior to such termination. In the event of a termination under Sections 8.01(a), (c) or (f) of this Agreement, the Deposit shall be immediately released to People’s and be considered “liquidated damages.” The Parties acknowledge that People’s actual damages in the event of a termination under Sections 8.01(a), (c) or (f) of this Agreement will be difficult to ascertain, that such liquidated damages represent the Parties best estimate of such damages, and that the Parties believe such liquidated damages are a reasonable estimate of such damages. The Parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, in the event of a termination under Sections 8.01(a), (c) or (f) of this Agreement and as compensation for taking the Company off the market during the term of the Parties’ negotiations regarding the sale of the Company. Sellers and the Company hereby waive and release any right to sue Purchaser, and hereby covenant not to sue Purchaser for specific performance of this Agreement or to prove that People’s actual damages exceed the Deposit which would be provided to People’s as full liquidated damages.

Execution Version

ARTICLE IX
INDEMNIFICATION

Section 9.01    Survival. The representations and warranties set forth in Article III, Article IV and Article V shall survive the Closing and shall remain in full and force and effect until the date that is twelve (12) months from the Closing Date (the “Survival Period”). All other covenants and agreements of the Parties set forth in this Agreement shall survive the Closing in accordance with their terms, and, in any event, shall not survive the applicable statutes of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02    Indemnification by the Sellers. Subject to the other terms and conditions of this Agreement from and after the Closing, the Sellers as specifically indicated below shall indemnify and defend each of the Purchaser and its Affiliates (including the Company) and their respective Representatives (collectively, the “Purchaser Indemnitees”) and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of, as follows:

(a)    Unrivaled with respect to any inaccuracy in or breach of any of the representations or warranties set forth in Section 3.01 and Article IV;

(b)    Unrivaled with respect to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Unrivaled or by the Company pursuant to this Agreement;

(c)    People’s with respect to any inaccuracy in or breach of any of the representations or warranties set forth in Section 3.02; and

(d)    People’s with respect to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by People’s pursuant to this Agreement.

Section 9.03    Indemnification by the Purchaser. Subject to the other terms and conditions of this Agreement, from and after the Closing, the Purchaser shall indemnify and defend the Sellers and their Affiliates and Representatives (collectively, the “Sellers’ Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers’ Indemnitees, based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties set forth in Article V, as of the date of this Agreement

Execution Version

(b)    the operations and liabilities of the Company following the Closing, except any other matter indemnifiable by the Sellers pursuant to Section 9.02;

(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement; or

(d)    any breach or non-fulfillment of Purchaser’s obligations under Section 6.03(a)(iii) of this Agreement.

Section 9.04    Limitations; Effect of Investigation. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)    The Sellers shall not be liable to the Purchaser Indemnitees for indemnification under Section 9.02(a) and (c), respectively, until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) and (c) of this Agreement exceeds $45,000.00 (the “Threshold”), in which event the named Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)    The aggregate amount of all Losses for which the named Seller shall be liable pursuant to Section 9.02(a) and (c) of this Agreement shall not exceed $900,000 (the “Cap”).

(c)    Nothing in this Agreement shall limit Purchaser from exercising the right of set-off against the Promissory Note to satisfy the indemnification obligations of People’s hereunder.

Section 9.05    Third-Party Claims.

(a)    If any Indemnified Party receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes actually aware of such Third-Party Claim. The failure to give such reasonably prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure.

(b)    The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party, to assume the defense of, any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim (i) that seeks an injunction or other equitable relief against the Indemnified Party or (ii) that alleges a violation of any applicable Law. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.

Execution Version

(c)    If the Indemnifying Party elects not to defend such Third-Party Claim, the Indemnified Party may, subject to Section 9.05(d), pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(d)    Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 9.05. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, at its own expense, and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(c), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 9.06    Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes actually aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. Subject to confidentiality limitations and attorney-client privilege, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request (subject to confidentiality limitations and attorney-client privilege). If the Indemnifying Party does not so respond within such thirty (30) day period, then the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be entitled to the remedies set forth in Section 9.09 and shall otherwise be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Execution Version

Section 9.07    Payment. Subject to the Threshold and the Cap, once a Loss is agreed to or deemed accepted by the Indemnifying Party or adjudicated to be payable pursuant to this Agreement, if the Indemnified Party is (a) a Sellers’ Indemnitee, the Purchaser shall deposit, or cause to be deposited, with such Sellers’ Indemnitee, the amount of such Loss by wire transfer of immediately available funds to an account or accounts designated by the Sellers in writing, and (b) a Purchaser Indemnitee, the Sellers shall deposit, or cause to be deposited with the Purchaser, by wire transfer of immediately available funds to an account or accounts designated by the Purchaser, an aggregate amount equal to the amount of the Loss. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within thirty (30) Business Days of such agreement or adjudication, as applicable, any amount payable shall accrue interest from the date of agreement of the Indemnifying Party or adjudication to the date such payment has been made at a rate equal to six percent (6.0%) per annum.

Section 9.08    Tax Treatment of Indemnification Payments. The Parties agree that all indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.09    Exclusive Remedy. The indemnification provisions of this Article IX shall be the sole and exclusive remedy of the Purchaser following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement. Notwithstanding the foregoing, nothing in this Article IX, or otherwise in this Agreement or in any of the Ancillary Agreements, shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.07 or to seek any remedy on account of any Party’s fraud or intentional misrepresentation.

ARTICLE X

MISCELLANEOUS

Section 10.01    Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto, the Ancillary Agreements and the other documents, instruments, certificates and Contracts required to be delivered at Closing constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Execution Version

Section 10.02    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) the same day when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) the same day when sent by email on a Business Day prior to 5:00 pm Pacific Time, otherwise on the next Business Day, or (c) one (1) Business Day following the day sent by a nationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

to the Company (before Closing):

c/o Sabas Carrillo
3242 Halladay Street
Santa Ana, California 92705
sabas@blumholdings.com

to Unrivaled:

c/o Sabas Carrillo
3242 Halladay Street
Santa Ana, California 92705
sabas@blumholdings.com

With a copy, which shall not constitute notice, to:

Ryan Clark, VP
Douglas Wilson Companies
Via E-Mail: rbaker@douglaswilson.com

Buchalter
18400 Von Karman Avenue
Suite 800
Irvine, CA 92612
Attn: Roger L. Scott

to People’s:

c/o Jay Yadon

22 Executive Park, Suite 250

Irvine, CA 92614

jyadon@peoplescali.com

With a copy to:

Deron Colby, Esq.

Via email: dcolby@januscapitallaw.com

Execution Version

to Purchaser:

Haven Nectar LLC

Attention: Shubham Pandey, Manager
2633 Mckinney Avenue
Suite 180-791
Dallas, TX 75204
shubham@usaeducationfund.com

With a copy, which shall not constitute notice, to:

Ken Sobel, Esq.
2511 Via Viesta
La Jolla, CA 92037
Kennysocal711@gmail.com

Section 10.03    Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Purchaser and the Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.04    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties, provided that Purchaser may freely assign this Agreement to any of its Affiliates and to any acquirer or successor of Purchaser, whether direct, indirect or by operation of law, without the Sellers’ consent. Any attempted or purported assignment in violation of this Section 10.04 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns (including, with respect to any trust, any additional or successor trustees of any such trust).

Section 10.05    No Third-Party Beneficiaries. Except as specifically set forth herein, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 10.06    Governing Law; Jurisdiction.

(a)    This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of California, without regard to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Execution Version

(b)    Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal or state court sitting in the State of California (“California Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the California Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the California Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court, and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 10.02 or in any other manner permitted by applicable Law. Any action or proceeding involving the terms and/or conditions of this Agreement shall be brought exclusively in the County of Orange, State of California.

Section 10.07    Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 10.07, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, and (b) nothing contained in this Section 10.07 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 10.07 before exercising any other right under this Agreement.

Section 10.08    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same Agreement and may be executed and delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 10.09    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Execution Version

Section 10.10    Transaction Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and Transaction Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The PURCHASER: Haven Nectar, LLC	The COMPANY: People’s First Choice, LLC

By:	By:
Name: Shubham Pandey	Name: Sabas Carrillo
Title: Chief Executive Officer	Title: Chief Executive Officer

The SELLERS: Unrivaled Brands, Inc.

By:
Name: Sabas Carrillo
Title: Chief Executive Officer

People’s California, LLC

By:
Name: Bernard Steimann
Title: Authorized Signatory

Signature Page to the Membership Interest Purchase Agreement

Execution Version

Exhibit A

Management Services Agreement

[See attached

A-1

Execution Version

]Exhibit B

Form of Assignment of Membership Interests

[See Attached]

B-1

Execution Version

ASSIGNMENT OF MEMBERSHIP INTERESTS IN
PEOPLE’S FIRST CHOICE, LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto Haven Nectar LLC [100%] of the equity interest of the undersigned’s right, title, and interest in and to PEOPLE’S FIRST CHOICE, LLC, a California limited liability company (the “Company”), including, without limitation, the undersigned’s ownership and/or units in the Company and does hereby constitute and appoint the manager of the Company as its true and lawful attorney, irrevocable for it and in its name and stead and at the undersigned’s own cost and charge, to take all lawful ways and means for the recovery and enjoyment thereof, and for that purpose to make and execute all necessary acts of assignment hereby ratifying and confirming all that its said attorney or its substitutes, shall lawfully do by virtue hereof. This assignment shall be effective as of the date set forth below.

Dated: ____________, 2024

SELLERS: Unrivaled Brands, Inc.

By:
Sabas Carrillo, CEO

People’s California, LLC

By:
Bernard Steinmann, Authorized Signatory

BUYER: Haven Nectar LLC

Shubham Pandey, CEO

B-2

Execution Version

Exhibit C

Secured Promissory Note

[See attached]

C-1

Execution Version

Exhibit D

Pledge Agreement

[See attached]

D-1

Execution Version

Exhibit E

Security Agreement

[See attached]

E-1